Exhibit 99.1

BAY BANKS OF VIRGINIA, INC. ANNOUNCES PRIVATE PLACEMENT OF SUBORDINATED NOTES

Kilmarnock, VA, June 2, 2015; Bay Banks of Virginia, Inc. (the “Company”) (OTCQB: BAYK), holding company for Bank of Lancaster (the “Bank”) and Bay Trust Company, today announced that it has placed $7.0 million in subordinated notes with certain accredited investors, including members of its board of directors, existing common shareholders and the local community. Randal R. Greene, President and Chief Executive Officer, said “We are excited that so many members of the communities in our markets placed confidence in our financial performance and plans for the future by investing in this offering.”

The notes were issued on May 28, 2015 and pay a fixed rate of interest of 6.50% per year, and mature on May 28, 2025. They are redeemable by the Company on May 28, 2020 or on any subsequent interest payment date. Subordinated debt is a form of low cost regulatory capital and this issuance has been structured to qualify as Tier 2 capital for the Company. Plans for use of the net proceeds include investment of additional capital in the Bank and general corporate purposes.

FIG Partners, LLC served as placement agent for the private offering. Williams Mullen served as the Company’s legal counsel and Cranmore, FitzGerald & Meaney served as FIG’s legal counsel in this transaction.

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster and Bay Trust Company. Founded in 1930, Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With seven banking offices located throughout the Northern Neck region, a residential lending production office in Middlesex County, and three banking offices in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

This report contains statements concerning the Company’s expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute “forward-looking statements” as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, acquisitions and dispositions, and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.